EXHIBIT 99.1

AVX Corporation Announces First Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- July 28, 2004 --

AVX Corporation (NYSE: AVX) reported that net sales increased $88.3 million to $345.0 million in the first quarter ended June 30, 2004 compared to the same quarter last year. President and CEO John Gilbertson stated, "The continued expansion of our businesses has allowed AVX to grow and improve profitability during the recovery in the electronics markets."

Net income for the quarter was $22.9 million, or $0.13 per share. The current quarter's results include a $2.8 million pre-tax and after-tax gain on the sale of a previously closed facility in Taiwan in connection with the Company's exit from the unprofitable ferrite component business.

Income from operations improved to $30.7 million for the quarter reflecting a lower cost structure resulting from the actions that AVX has taken to streamline operations, reduce operating costs and enhance production capabilities in low cost regions, as well as lower material costs.

Mr. Gilbertson went on to state, "The restructuring actions implemented by AVX during the last two years have resulted in greatly improved operating results. Our financial position remains exceptionally strong with $728 million in cash investments and no debt."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)
	Three Months Ended
	June 30
	2003	2004
Net sales	$256,655	$345,018
Cost of sales	252,646	288,836
Gross profit	4,009	56,182
Selling, general & admin. expense	21,067	25,461
Restructuring expense	2,811	-
Profit (loss) from operations	(19,869)	30,721
Other income	3,428	5,047
Income (loss) before income taxes	(16,441)	35,768
Provision (benefit) for taxes	(500)	12,876
Net income (loss)	$(15,941)	$22,892

Basic income (loss) per share	$(0.09)	$0.13
Diluted income (loss) per share	$(0.09)	$0.13

Weighted average common
shares outstanding:
Basic	173,701	173,655
Diluted	173,701	174,345

The operating results for the quarter ended June 30, 2003 include restructuring charges of $2.8 million, or $0.02 per diluted share, related to worldwide headcount reductions accomplished during the quarter.

The sales in the quarter ended June 30, 2004 include $24.3 million of sales of crystal components resulting from the previously announced acquisition, effective April 2, 2004, of certain sales and marketing subsidiaries from Kinseki Ltd. of Japan, a wholly owned subsidiary of our majority stockholder, Kyocera Corporation.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	June 30,
	2004	2004
Assets
Cash and cash equivalents	$534,730	$569,189
Short-term investments in securities	30,000	-
Accounts receivable, net	162,683	186,192
Inventories	293,869	330,874
Other current assets	80,697	82,736
Total current assets	1,101,979	1,168,991
Long-term investments in securities	168,985	158,996
Property, plant and equipment, net	288,002	284,464
Other assets	108,911	109,037

TOTAL ASSETS	$1,667,877	$1,721,488

Liabilities and Stockholders' Equity
Short-term bank debt	$26	$-
Accounts payable and accrued expenses	214,864	252,372
Total current liabilities	214,890	252,372
Other liabilities	66,443	63,370

TOTAL LIABILITIES	281,333	315,742

TOTAL STOCKHOLDERS' EQUITY	1,386,544	1,405,746

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,667,877	$1,721,488

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com